Global Technologies Group

GLOBAL TECHNOLOGIES GROUP, INC. EXECUTES LETTER OF INTENT FOR ACQUISITION OF 100% EQUITY OF MSE, INC.

May 7, 2012, Sarasota, Florida.  Global Technologies Group, Inc. (GTGP.PK) Global announces that execution of a Letter of Intent (L.O.I.) with the Montana Economic Revitalization and Development Institute, Inc. (MERDI) for the acquisition of 100% of the equity interest of MSE, Inc. and its subsidiaries MSE Technology Applications, Inc., MSE Infrastructure Services, Inc. and MSE Western Environmental Services & Technologies, Inc. (collectively referred to “MSE” or the “Companies”) The L.O.I. is the result of a review of the terms of the acquisition with the board of MERDI regarding this purchase and have led to the execution of the L.O.I.  Our lawyers and accountants are creating a timetable for the exchange of documents in order to prepare the purchase contract. The closing date that was set in the L.O.I will be on or before August 15, 2012. Global Technology Holdings, Inc. is the purchaser.

The centerpiece of this acquisition is the 52 acre Mike Mansfield Advanced Technology Center, a former Department of Energy facility which houses all of MSE, Inc. subsidiaries and includes labs, engineering, research and development departments and corporate offices, located in Butte, Montana.
http://www.mse-ta.com/company/companyoverview.html

“We look forward to working with Global Technologies and moving forward to return MSE to a level of national prominence,” said Jim Kambich, MERDI’s President.  Mr. Kambich continued, “I am working closely with Northey Tretheway, Chief Operating Officer of MSE.  Together, with the people at MSE and MERDI, intend to see a successful process and transition that again places MSE in a position to grow while at the same time benefiting the Butte community.”

 “This acquisition is the culmination of a year of discussions, reviews and good faith by both companies in reaching this point and has been part of Global’s long term plans for our future. As I have stated in the L.O.I., MSE and all the business of MSE will remain in Butte, Mt. We also will keep the name MSE Technology Applications, Inc. “

“What we will do:
Have our Sr. advisors review all current management performance to determine what management positions need to be changed and bring in very talented executives that will be placed in key positions from outside the company.”

“We will send our technical advisors to MSE within the next few weeks to assess what upgrades are needed to create a modern state of the art facility.”
“We intend to increase employees three fold over the next six to twelve months after closing and employ an aggressive marketing campaign globally to bring international awareness to MSE for major projects and projects which will utilize our technologies covering heavy metal remediation, mercury removal from cement plants and power plants in several countries including the U.S.”

 “We will bid on all government projects as we have the capability to act as a contractor and meet the requirements for all projects.”

“ I would also like to add that we are looking forward to developing a strong relationship with the townspeople of Butte both as a company and a contributing factor towards the wellbeing of Butte.” stated James Fallacaro, President.

MSE currently has multiple clearances with various agencies of the government including the Dept. of Defense, the Dept. of Energy and individual branches of the military.

Currently, both companies have restrictive Non-Disclosure Agreements in place regarding the terms of the purchase.

 Global Technologies Group, Inc. (GLOBAL) is a company that is in the business of acquiring exclusive licenses and distribution and reseller contracts on proven technologies in the environmental, green and war fighter industries. The criteria for the licensing or distribution agreements of the technologies are: they must be proven, validated and in use. The business plan of Global is to sublicense the technologies it acquires to companies in countries covered under the original license grants and for its own use. For our exclusive distribution and reseller agreements, we partner with appropriate representatives in the covered countries for resale of turn key projects. Global subsidiary is Global Technology Holdings, Inc. For information about MSE:  WWW.MSE-TA.COM .

Contact:

JAMES FALLACARO

JIMF@GLBTECH.COM

941-685-1616

WWW.GLBTECH.COM